Exhibit 3.4

PHILLIPS EDISON GROCERY CENTER REIT III, INC.

ARTICLES SUPPLEMENTARY

Class I Common Stock

Phillips Edison Grocery Center REIT III, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.2 of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolution duly adopted at a meeting duly called and held on March 8, 2018, classified and designated 75,000,000 shares of Common Stock (as defined in the Charter) as “Class I Common Stock,” with the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as follows, which upon any restatement of the Charter shall be made part of Article V, with any necessary or appropriate changes to the enumeration of lettering of sections or subsections hereof:

Class I Common Stock

1.Designation and Number. A class of Common Stock, designated “Class I Common Stock,” is hereby established. The number of authorized shares of Class I Common Stock shall be 75,000,000.

2.Relative Seniority. In respect of rights to receive distributions and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Corporation, the shares of Class I Common Stock shall rank: (a) on parity with any unclassified shares of Common Stock, the shares of Class A Common Stock (as defined in the Articles Supplementary creating such class of Common Stock), the shares of Class T Common Stock (as defined in the Articles Supplementary creating such class of Common Stock), and all other equity securities issued by the Corporation other than those referred to in clause (b); and (b) junior to all equity securities issued by the Corporation which rank senior to the shares of Class I Common Stock.

3.    Liquidation Rights.

(a) In this section, the following words have the meanings indicated:

(b) Net Asset Value Per Share of Class I Common Stock means the net asset value of the Corporation allocable to the shares of Class I Common Stock, as determined by a majority of the Board of Directors, divided by the number of outstanding shares of Class I Common Stock.

(c) Net Asset Value Per Share of Parity Stock means the net asset value of the Corporation allocable to the shares of Parity Stock, as determined by a majority of the Board of Directors, divided by the number of outstanding shares of Parity Stock.

(d) Parity Stock means unclassified shares of Common Stock, the shares of Class A Common Stock, the shares of Class T Common Stock and all other equity securities issued by the Corporation other than those ranking senior to the shares of Class I Common Stock.

(e) In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the aggregate assets available for distribution to the Common Stockholders shall be determined in accordance with applicable law. The holder of each share of Class I Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the Common Stockholders, a liquidation payment equal to the Net Asset Value Per Share of Class I Common Stock; provided, however, that if the available assets of the Corporation are insufficient to pay in full to the holder of each share of Class I Common Stock the Net Asset Value Per Share of Class I Common Stock as well as to pay in full to the holder of each share of Parity Stock the Net Asset Value Per Share of Parity Stock, then the holders of the shares of Class I Common Stock shall be paid a liquidation payment equal to the product of (i) the value of the assets of the Corporation that are legally available for distribution to the holders of shares of Class I Common Stock and Parity Stock and (ii) the quotient obtained by dividing the net asset value of the Corporation allocable to the shares of Class I Common Stock by the sum of the net asset value of the Corporation allocable to shares of Class I Common Stock and the net asset value of the Corporation allocable to the shares of Parity Stock, all as determined by a majority of the Board of Directors; and provided further, that if after paying the Net Asset Value Per Share of Class I Common Stock and the Net Asset Value Per Share of Parity Stock, there remain assets available for distribution to such shares, then the holders of such shares shall share such available assets equally on a per share basis.

5.    Conversion. The shares of Class I Common Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

6.    Suitability. Until the shares of Class I Common Stock are Listed (as defined in the Charter), in order to purchase shares of Class I Common Stock, the purchaser must represent to the Corporation that the applicable suitability standards set forth in Section 5.8 of the Charter have been satisfied.

SECOND: The shares of Class I Common Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 7th day of May, 2018.

PHILLIPS EDISON GROCERY CENTER REIT III, INC.

/s/ Jeffrey S. Edison
By: Jeffrey S. Edison
Chief Executive Officer

[CORPORATE SEAL]

Attest:

/s/ Devin I. Murphy
Devin I. Murphy
Secretary